Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November [ ], 2011 between CWGS Enterprises, LLC, a Delaware limited liability company (“CWGS”), FreedomRoads, LLC, a Minnesota limited liability company (together with CWGS, the “Company”), and Marcus Lemonis (“Executive”).

WHEREAS, CWGS was formed in connection with the consummation of the transactions contemplated by that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of February 15, 2011, by and among AGI Holding Corp., a Delaware corporation, CWGS Holding, LLC, a Delaware limited liability company (“Parent”), the Company, Stephen Adams, an individual (“Adams”), and CVRV Acquisition LLC (“Crestview”);

WHEREAS, the Company desires to enter into this Agreement with Executive pursuant to which the Company will employ Executive as its Chief Executive Officer on the terms set forth in this Agreement, and Executive is willing to serve the Company in such capacity for the period and upon such other terms and conditions of this Agreement; and

WHEREAS, the Company and Executive previously entered into an employment agreement dated as of February 15, 2011 (the “Prior Agreement”), and wish to amend and restate the Prior Agreement as set forth herein to reflect a mutually agreed revised compensation arrangement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.                                      Term; Effectiveness. (a) The term of Executive’s employment under this Agreement shall commence as of the “Closing Date” (as defined in the Securities Purchase Agreement) (the “Effective Date”), and shall continue until the fifth anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that Executive’s employment shall automatically renew for an additional period of one year on the Initial Expiration Date and each one year anniversary of the Initial Expiration Date thereafter, unless and until either the Company or Executive provides written notice of non-renewal to the other party at least 90 days before the Initial Expiration Date or such applicable anniversary thereof; provided, further, that Executive’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 4. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term.”

(b)                                 Executive agrees and acknowledges that, should Executive and the Company mutually agree to continue Executive’s employment for any period of time following the Initial Expiration Date notwithstanding the expiration or termination of this Agreement in accordance with its terms and without entering into a new written employment agreement,

Executive’s employment with the Company shall be “at will”, such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice.

(c)                                  [Intentionally Omitted.]

(d)                                 For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

“Annual EBITDA” means, with respect to any fiscal year, CWGS’s earnings on a consolidated basis before interest, taxes, depreciation and amortization, and before Monitoring Fees and Expense Amount (each as defined in the Monitoring Agreement) paid to Adams and Crestview for such fiscal year, and after reflecting add-backs for one-time non-recurring charges to the extent any are so approved by the Board in its sole discretion, all as determined by the Board based on CWGS’s audited financial results for such fiscal year.

“Board” means the Board of Directors of CWGS.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Crestview Group” means (i) Crestview, (ii) any member of Crestview or any Affiliate of such member or Crestview, including Crestview Partners II, L.P. and their Affiliates (collectively, the “Crestview Affiliates”) and (iii) any officer or employee of Crestview or any Crestview Affiliate.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“LLC Agreement” has the definition ascribed to it in the Securities Purchase Agreement.

“Monitoring Agreement” has the definition ascribed to it in the Securities Purchase Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

2.                                      Duties and Responsibilities. (a) During the Term, Executive agrees to be employed by and, subject to Section 2(b), devote all of Executive’s business time and attention to the Company and the promotion of its interests and the performance of Executive’s duties and responsibilities hereunder, upon the terms and conditions of this Agreement. Executive shall render Executive’s services hereunder as Chief Executive Officer of the Company with such duties and responsibilities commensurate with his title and position as directed from time to time by the Board.

(b)                                 During the Term, Executive shall use Executive’s best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder; provided, however, that Executive may manage Executive’s personal investments and affairs and participate in non-profit, educational, community or philanthropic activities, in each case to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement and are not in conflict with the business interests of the Company or otherwise compete with the Company. For the avoidance of doubt, during the Term, Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates, and shall not be permitted to be a member of the board of directors of any Person, in any case without the consent of the Board.

3.                                      Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at the rate of $1,500,000, payable in accordance with the Company’s applicable payroll practices, which shall not be reduced without the consent of Executive. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate. Executive shall not receive any additional compensation as a member of the Board.

(b)                                 Annual Bonus. During the Term, subject to Section 4(b), for each fiscal year, Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) in accordance with the following:

(i)                                     For each fiscal year, Executive’s target annual bonus (“Target Bonus”) shall be determined as the amount equal to the excess of (A) 1.75% of the budgeted Annual EBITDA for such fiscal year over (B) the Base Salary actually payable to Executive in respect of such fiscal year; provided that the Target Bonus for the 2011 fiscal year shall equal $556,250.

(ii)                                  Budgeted Annual EBITDA for each fiscal year shall be established by the Board prior to or as soon as practicable following such fiscal year; provided, that for the 2011 fiscal year, budgeted Annual EBITDA shall equal $117,500,000.

(iii)                               For each fiscal year, the Annual Bonus payable to Executive shall be an amount equal to a specified percentage of the Target Bonus for such fiscal year, determined based on the following chart:

Percentage of	Percentage of
Budgeted Annual EBITDA Attained	Target Bonus Payable
Less than 90%	0%
At least 90% but less than 92.5%	20%
At least 92.5% but less than 95.0%	40%
At least 95.0% but less than 97.5%	60%
At least 97.5% but less than 100.0%	80%
At least 100.0% but less than 102.5%	100%
102.5% or more	110%

The Annual Bonus that Executive shall actually become entitled to receive hereunder for any fiscal year will be payable by the Company in the following fiscal year at such time and in such manner that annual bonuses are paid to other senior executives of the Company after results have been determined for the fiscal year to which the Annual Bonus relates, provided that, except as set forth in Section 4(c), Executive remains employed with the Company through the end of such fiscal year.

(c)                                  Adjustment for Compensation Overpayments. To the extent that payments of compensation to Executive made by the Company hereunder through December 31, 2011, exceed $1,500,000 (any such excess, the “2011 Excess Payments”), Executive hereby authorizes the Company to reduce the amount of the Annual Bonus for the 2011 fiscal year (the “2011 Annual Bonus”) by the amount of the 2011 Excess Payments. If the amount of the 2011 Excess Payments exceeds the amount of the 2011 Annual Bonus, then Executive hereby authorizes the Company to reduce the amount of future payments of Base Salary in respect of the 2012 calendar year until such time as such excess has been collected by the Company.

(d)                                 [Intentionally deleted.]

(e)                                  Profits Interest Award. Immediately following the time at which CWGS begins to be treated as a partnership for U.S. federal tax purposes, CWGS or the Parent shall grant Executive an award (the “Profits Units Award”) of 8,784 Profits Units (as defined in the LLC Agreement) pursuant to the Equity Incentive Plan (as defined in the LLC Agreement) in accordance with the terms of the LLC Agreement. The Profits Units Award shall vest as to one-third of the Profits Units underlying the Profits Units Award on the date of grant and, subject to Executive’s continued employment with the Company through each applicable vesting date, as to one-sixth of the Profits Units underlying the Profits Units Award on each of the first four anniversaries of the Effective Date or, if sooner, upon an Exit Event (as defined in the LLC Agreement), provided that, if Executive’s employment with the Company is terminated by the Company pursuant to Section 4(c)(i) of this Agreement prior to the first anniversary of the Effective Date, one-half of the Profits Units underlying the Profits Units Award (i.e., the cumulative total of one-third of the Profits Units that vest upon issuance and one-sixth of the Profits Units that would have otherwise vested on the first anniversary) shall be deemed vested upon the date of such termination. Upon any termination of Executive’s employment with the Company for any reason other than a Company Property Cause, any vested Profits Units as of the date of such termination shall be retained by Executive. The parties acknowledge that upon entry by Executive and CWGS (or the Parent) into a definitive agreement evidencing the Profits Units Award, such agreement, together with the Equity Incentive Plan, and not this Agreement, shall govern the terms and condition relating to the Profits Units Award in all respects.

(f)                                   Benefits. During the Term, Executive shall be entitled to participate in the Company’s benefit plans and programs that are in effect for its employees from time to time, subject to the terms and conditions of such plans.

(g)                                  Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses incurred in connection with performing Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

4.                                      Termination of Employment. (a) Executive may voluntarily terminate his employment at any time and for any reason upon at least 30 days advance written notice to the Company. The Board may, in its sole discretion, terminate Executive’s employment at any time and for any reason. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)                                 Except as otherwise set forth in this Section 4, following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and vacation time and for payment of any accrued obligations and unreimbursed expenses under Section 3(g) in each case accrued or incurred through the date of termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies but including under the Profits Units Award agreement and the Equity Incentive Plan and (iii) as otherwise expressly required by applicable law. The payments referred to in clause (ii) of this Section 4(b) shall be paid in accordance with such benefit plan, program or arrangement. Any other payment under this Section 4(b) shall be paid as soon as practicable, and in all events within 30 days following termination of employment.

(c)                                  (i) If Executive’s employment is terminated by the Company without Cause (other than due to Executive’s death or disability or due to the Company’s nonrenewal pursuant to Section 1), Executive shall be entitled to receive (A) severance pay in an aggregate amount equal to $2,250,000 (the “Severance Amount”), payable during the 18 month period immediately following such termination in substantially equal installments consistent with the Company’s payroll practices; and (B) payment of any Annual Bonus earned in respect of the fiscal year prior to the fiscal year in which termination of employment occurs but unpaid as of the date of termination of employment, payable within 30 days following the date of termination of employment. If Executive’s employment is terminated for Cause, Executive expressly acknowledges the he shall not be entitled to receive any Severance Amount or other amounts payable hereunder, including any accrued but unpaid Annual Bonus, any amount payable in respect of the Profits Units Award, whether vested or unvested, or in respect to any longer-term equity type incentives; provided, however, that unless Executive’s employment is terminated for Company Property Cause, Executive shall be entitled to receive (A) Annual Bonus amounts that have been accrued prior to the date of termination but have not been paid as of that date and (B) payments with respect to the Profits Units Award. Executive expressly acknowledges that any severance payments under this Section 4(c)(i) are in lieu of any other payments or benefits that Executive may otherwise be eligible to receive under any plan, policy or program of the Company or its Affiliates providing for severance, separation pay or salary continuation payments or benefits.

(ii)                                  Any severance payments under Section 4(c)(i) shall be (A) conditioned upon Executive having provided, within sixty (60) days of his termination of employment, an irrevocable waiver and general release of claims in favor of the Company, each member of the Crestview Group, their respective subsidiaries and Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in a form reasonably satisfactory to the Company, that has become effective in accordance with its terms, and (B) subject to Executive’s continued compliance with the terms of this Agreement.

(iii)                               For purposes of this Agreement, “Cause” means: (A) Executive’s gross negligence or willful misconduct, or willful failure to substantially perform Executive’s duties hereunder (other than due to physical or mental illness or incapacity), (B) Executive’s conviction of, or plea of guilty or nolo contendere to, or confession to, (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (C) Executive’s willful breach of a material provision of this Agreement, (D) Executive’s willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company; (E) Executive’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company; or (F) Executive’s use of alcohol or drugs that interferes with the performance of Executive’s duties hereunder; provided, however, that Executive shall be provided a 10-day period to cure any of the events or occurrences described in the immediately preceding clauses (A), (C), (D) or (F) hereof, to the extent curable. For purposes of this Agreement, “Company Property Cause” means Executive’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company.

(d)                                 Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request, Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.

(e)                                  The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. Subject to Section 19(f) and except as prohibited under the terms of any benefit plan, program or arrangement, the Company may offset any amounts due and payable by Executive to the Company (including, without limitation, any true-up amount Executive owes the Company under Section 3(c) of this Agreement) against any amounts the Company owes Executive hereunder.

5.                                      Acknowledgments. (a) Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)                                 Executive acknowledges (i) that the business of the Company, its subsidiaries and Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, its subsidiaries and Affiliates, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its subsidiaries and Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

(c)                                  Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 6, 7, 8, 9, and 10 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.                                      Noncompetition and Nonsolicitation. (a) Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)                                     while an employee of the Company and during the 18-month period following termination of employment (the “Non-Compete Period”), (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or Affiliates engage in (other than automobile businesses), whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or Affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the publication and membership businesses of the Company or any subsidiary or Affiliate of the Company; the sale, repair or service of recreational vehicles or parts and accessories for recreational vehicles or the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and extended service warranties, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles and motorcycles; the business of providing consumer shows to owners of recreational vehicles and boats; and the business of publishing magazines directed to owners of recreational vehicles, all-terrain vehicles, boats and outdoor enthusiasts; or (B) assist any Person in any way to do, or attempt to do, anything prohibited by Section 6(a)(i)(A) above; or

(ii)                                  while an employee of the Company and during the 18-month period following termination of employment (the “Non-Solicitation Period”), (A) solicit or attempt to solicit any customer, client, supplier, licensee, licensor or other business relation (or any actively sought prospective customer, client, supplier, licensee, licensor or other business relation) of the Company or any of its subsidiaries or Affiliates, to purchase any goods or services manufactured, sold or provided by the Company or any of its subsidiaries, or its Affiliates from anyone other than the Company or any of its subsidiaries or such Affiliates; or (B) assist any Person in any way to do, or attempt to do, anything prohibited by Section 6(a)(ii)(A) above; or

(iii)                               while an employee of the Company and during the Non-Solicitation Period, knowingly perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company or any of its subsidiaries or Affiliates, including (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or any of its subsidiaries or Affiliates or Persons who have worked for the Company or any of its subsidiaries or Affiliates (x) during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof if the business for which such employee has been solicited, recruited or hired is a Competitive Activity or (y) during the 6-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof if the business for which such employee has been solicited, recruited or hired is not a Competitive Activity; (B) intentionally interfering with the relationship of the Company or any of its subsidiaries or Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company or any of its subsidiaries or Affiliates; or (C) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 6(a)(iii)(A) or (B) above.

The Non-Compete Period and Non-Solicitation Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 6(a).

(b)                                 The provisions of Section 6(a) shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 5% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange; or (ii) less than an aggregate of 5% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities.

(c)                                  If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 12, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of such provision.

7.                                      Nondisclosure of Confidential Information. (a) Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company and its subsidiaries and Affiliates is the property of the Company or its subsidiaries and Affiliates, as applicable. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)                                 For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its subsidiaries and Affiliates, including, without limitation, all business information (whether or not in written form) which relates to the Company, its subsidiaries or Affiliates, or their customers, suppliers or contractors or any other third parties in respect of which the Company or its subsidiaries or Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or its subsidiaries or Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive and the Company each agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or its subsidiaries and Affiliates, except that Executive and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)                                  Except as expressly set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, or as may be required by law or ordered by a court. Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)                                 Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, its subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

8.                                      Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its subsidiaries or

Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

9.                                      Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)                                 Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end,

Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company.

(c)                                  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10.                               Nondisparagement. Neither party hereto shall, whether in writing or orally, malign, denigrate or disparage Executive, the Company, any member of the Crestview Group, their respective subsidiaries or Affiliates, their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company’s obligations under the preceding sentence shall be limited to instructing its and its direct subsidiaries’ senior corporate executives having the rank of Senior Vice President or above to refrain from, whether in writing or orally, maligning, denigrating or disparaging Executive with respect to any of his past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Executive in an unfavorable light.

11.                               Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 6, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company; provided, however, that Executive shall not be required to provide a prospective employer with such written notice if such employer engages in a business completely unrelated to the Competitive Activities.

12.                               Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 6, 7, 8, 9 or 10 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8, 9, or 10 in addition to any other legal or equitable remedies they may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

13.                               Representations of Executive; Advice of Counsel. (a) Executive represents, warrants and covenants that as of the date hereof and as of the Effective Date: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject and (iv) Executive is not a party to any agreement with Adams or any Affiliate of Adams providing for the employment or services of Executive, or any compensation in respect thereof (other than this Agreement and the Profits Units Award).

(b)                                 Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

14.                               Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relates to events occurring during Executive’s employment with the Company, its subsidiaries and Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company, or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

15.                               Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

16.                               Assignment. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.

(b)                                 This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns

(including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)                                  Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company and the Crestview Group, as well as the rights of the Company and the Crestview Group hereunder, shall run in favor of and shall be enforceable by the Company and the Crestview Group and any successor or assign to all or substantially all of the Company’s business or assets.

17.                               Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

18.                               Mutual Agreement to Arbitrate. Subject to the provisions of Section 12 of this Agreement, the Company and Executive each hereby agree to use confidential, final and binding arbitration to resolve any and all disputes that they may have with one another or with any Affiliate of one another, excluding only those claims which are not, by law, subject to arbitration. This arbitration agreement applies to all matters relating to this Agreement, Executive’s employment with, and/or termination from the Company, and any claims or controversies arising out of or relating to Executive’s employment. The arbitration shall take place in Chicago, Illinois (unless the parties mutually agree to an alternative venue) before a single arbitrator selected by mutual agreement of the parties or, if the parties cannot mutually agree, in accordance with JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “Rules”). The arbitration will be conducted in accordance with Delaware law and the Rules. To the extent permitted by law, each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally. The arbitrator may not modify or change this Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever or “blue-pencil” it in the same manner as a Delaware State court would be able to do so, in accordance with the terms of Sections 6(c) and 20 of this Agreement. This arbitration provision shall be specifically enforceable. The parties understand and agree that the arbitrator’s decision shall be final and binding upon them. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

19.                               Amendment; No Waiver; 409A. (a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)                                 The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)                                  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(e)                                  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

20.                               Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.                               Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between Executive and the Company or any of its Affiliates relating to such subject matter, including the Prior Agreement and those agreements entered into before the Effective Date with an Affiliate of the Company, Adams or an Affiliate of Adams. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

22.                               Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

23.                               Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	CWGS Enterprises, LLC
2575 Vista Del Mar Drive
Ventura, CA 93001
Attention: Stephen Adams

With a copy to:	Robert T. York
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402

If to Executive:	At the last known address in the Company’s personnel records

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

24.                               Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

25.                               Third-Party Beneficiaries. The parties acknowledge and agree that Crestview and each member of the Crestview Group are intended third-party beneficiaries of this Agreement, and this Agreement shall inure to the benefit of and be enforceable by them and their successors and assigns.

26.                               Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

CWGS Enterprises, LLC

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	Executive Vice President

FreedomRoads, LLC

By:	/s/ Brent Moody
Name:	Brent Moody
Title:	Executive Vice President

/s/ Marcus Lemonis
Marcus Lemonis